
 FORM 3
                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                    WASHINGTON D.C. 20549

                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                            Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)    Section 30(f) of the Investment Company Act of 1940.
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*|  2. Date of Event Requiring    | 4. Issuer Name and Ticker or Trading Symbol
                                        |     Statement                  |
Weiss, Peck & Greer, LLC                |     (Month/Day/Year)           | Wattage Monitor Inc. (WMON)
                                        |                                |----------------------------------------------------------
                                        |      12/28/00                  | 5. Relationship of Reporting Person(s) to Issuer
-------------------------------------------------------------------------|                  (Check all applicable)
(Last)        (First)       (Middle)    | 3. IRS or Social               |
                                        |    Security Number             |     _______Director       ___X___  10%
One New York Plaza                      |    of Reporting                |
----------------------------------------|    Person (Voluntary)          |
               (Street)                 |                                |     _______ Owner Officer (give _______ Other (specify
                                        |                                |             title below)                 below)
New York, New York 10004                |                                |
--------------------------------------- |                                |             -------------------------------------
(City)          (State)          (Zip)  |                                |---------------------------------------------------------
                                        |                                | 6. If Amendment, Date of
                                        |                                |    Original (Month/Day/Year)
                                        |                                |
                                        |                                |---------------------------------------------------------
                                        |                                | 7.   Individual or Joint/Group
                                        |                                |      Filing (Check Applicable Line)
                                        |                                |  --  Form Filed by the Reporting Person
                                        |                                |   x
                                        |                                |  --  Form Filed by More than One Reporting Person
                                        --------------------------------------------------------------------------------------------
                                        |      TABLE I - NON DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF SECURITY                                   | 2. AMOUNT OF SECURITIES       | 3. OWNERSHIP       |4. NATURE OF INDIRECT
   (INSTR. 4)                                          |    BENEFICIALLY OWNED         |    FORM:DIRECT     |   BENEFICIAL OWNER-
                                                       |    (INSTR. 4)                 |    (D) OR INDIRECT |   SHIP
                                                       |                               |    (I) (INSTR. 5)  |   (INSTR. 5)
-------------------------------------------------------|----------------------------------------------------------------------------
Common Stock                                           |     5,316,730 (1)             |                    |By WPG Software Fund,
                                                       |                               |         I          |L.P.
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
Common Stock                                           |     9,269,738 (2)             |                    |By WPG Raytheon
                                                       |                               |         I          |Software Fund, L.P.
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
Common Stock                                           |     7,599,161 (3)             |                    |By WPG Institutional
                                                       |                               |         I          |Software Fund, L.P.
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------

Reminder:  Report on a separate line for each class of securities beneficially owned or directly or indirectly(Over)          (over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                  SEC 1473(7-96)

FORM 3 (CONTINUED)  TABLE II DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities   | 4. Conver- | 5. Owner-   | 6. Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security   |    sion or |    ship     |    Indirect
                                 |     Expiration  |     (Instr. 4)                       |    Exercise|    Form of  |    Beneficial
                                 |     Date        |                                      |    Price of|    Deriv-   |    Ownership
                                 |     (Month/Day/ |                                      |    Deri-   |    ative    |    (Instr. 5)
                                 |     Year)       |                                      |    vative  |    Security:|
                                 |---------------------------------------------------------    Security|    Direct   |
                                 |Date    |Expira- |           Title           |Amount    |            |    (D) or   |
                                 |Exer-   |tion    |                           |or        |            |    Indirect |
                                 |cisable |Date    |                           |Number    |            |    (I)      |
                                 |        |        |                           |of        |            | (Instr. 5)  |
                                 |        |        |                           |Shares    |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |          |            |             |
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1)   Weiss, Peck & Greer, LLC, is co-general partner with Benjamin J. Taylor of
      WPG Software Fund, L.P.

(2)   Weiss, Peck & Greer, LLC, is general partner of WPG Raytheon Software
      Fund, L.P.

(3)   Weiss, Peck & Greer, LLC, is general partner of WPG Software Fund, L.P.


**  Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.                                                                      /s/  Weiss, Peck & Greer, LLC          01/08/01
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                        -------------------------------------  --------
                                                                                     By:  Benjamin J. Taylor                  Date
                                                                                     Title:  Managing Director

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

        SEC 1473 (7-96)

                             JOINT FILER INFORMATION


Designated Filer:                  Weiss, Peck & Greer, LLC

Issuer & Ticker Symbol:            Wattage Monitor Inc. (WMON)

Date of Event Requiring            12/28/00
Statement:

Name:                              WPG Software Fund, L.P.

Address:                           One New York Plaza
                                   New York, NY  10004

Signature:                         WPG Software Fund, L.P.

                                   By:      WEISS, PECK & GREER, LLC
                                            its General Partner

                                   By:      /s/  Benjamin J. Taylor
                                            -----------------------
                                            Name: Benjamin J. Taylor
                                            Title:  Managing Director


Name:                              WPG Raytheon Software Fund, L.P.

Address:                           One New York Plaza
                                   New York, NY  10004

Signature:                         WPG Raytheon Software Fund, L.P.

                                   By:      WEISS, PECK & GREER, LLC
                                            its General Partner

                                   By:      /s/  Benjamin J. Taylor
                                            -----------------------
                                            Name: Benjamin J. Taylor
                                            Title:  Managing Director

Name:                              WPG Institutional Software Fund, L.P.

Address:                           One New York Plaza
                                   New York, NY  10004

Signature:                         WPG Institutional Software Fund, L.P.

                                   By:      WEISS, PECK & GREER, LLC
                                            its General Partner

                                   By:      /s/  Benjamin J. Taylor
                                            -----------------------
                                            Name: Benjamin J. Taylor
                                            Title:  Managing Director


Name:                              Benjamin J. Taylor

Address:                           c/o Weiss, Peck & Greer, LLC
                                   One New York Plaza
                                   New York, NY 10004

Signature:                         /s/ Benjamin J. Taylor
                                   -----------------------